Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Enterprise Products Partners L.P. on Form S-4 of our report dated March 2, 2009, relating to the consolidated financial statements of Jonah Gas Gathering Company and subsidiary, appearing in the Annual Report on Form 10-K of TEPPCO Partners, L.P. for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 2, 2009. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas
October 5, 2009